CALCULATION OF REGISTRATION FEE

Title of Each Class of	Amount To Be	Amount of
Securities To Be Registered	Registered	Registration Fee
5.375% Notes due 2019	$1,000,000,000	$55,800
6.625% Notes due 2039	$500,000,000	$27,900

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

Prospectus Supplement	Filed pursuant to Rule 424(b)(2)

to Prospectus dated March 25, 2008.	Registration Statement No. 333-149890

$1 500 000 000

Nokia Corporation

$1 000 000 000 5.375% Notes due 2019
$500 000 000 6.625% Notes due 2039

We are offering $1 000 000 000 aggregate principal amount of 5.375% notes due 2019 (the “2019 notes”) and $500 000 000 aggregate principal amount of 6.625% notes due 2039 (the “2039 notes” and, together with the 2019 notes, the “notes”). We will pay interest on the notes on May 15 and November 15 of each year, beginning on November 15, 2009.

The notes are unsecured and will rank equally with all of Nokia Corporation’s other unsecured and unsubordinated indebtedness from time to time outstanding. We may redeem the notes in whole or in part at any time and from time to time at the make-whole redemption price set forth in this prospectus supplement. In addition, we may redeem the notes in whole if certain tax events occur as described in this prospectus supplement. The notes will be issued in denominations of $2 000 and integral multiples of $1 000.

The notes will not be listed on any securities exchange. There is currently no public market for the notes.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

Investment in the notes involves certain risks. See “Risk Factors” beginning on page S-6 of this Prospectus Supplement and on page 11 of Nokia Corporation’s Annual Report on Form 20-F for the year ended December 31, 2008 for a discussion of certain risks that you should consider in connection with an investment in the notes.

	Per 2019 Note	Per 2039 Note	Total

Initial public offering price(1)	99.075%	99.494%	$1 488 220 000
Underwriting discount	.45%	.875%	$8 875 000
Proceeds, before expenses, to Nokia Corporation(1)	98.625%	98.619%	$1 479 345 000

(1)	Plus accrued interest, if any, from May 7, 2009, if settlement occurs after that date.

The underwriters expect to deliver the notes to purchasers in book-entry form only through the facilities of The Depository Trust Company for the accounts of its direct and indirect participants (including Euroclear S.A./N.V., as operator of the Euroclear System, and Clearstream Banking S.A.) on or about May 7, 2009.

Joint Book-Runners

Banc of America Securities LLC	Barclays Capital

Credit Suisse	J.P. Morgan

Co-Managers

CALYON	Nordea Markets	RBS

Société Générale	Standard Chartered Bank	UBS Investment Bank

Prospectus Supplement dated April 30, 2009.

Prospectus Supplement

Prospectus

About This Prospectus	3
Limitation on Enforcement of US Laws Against us, our Management and Others	3
Where You Can Find More Information	4
Incorporation by Reference	4
Forward-Looking Statements	5
Risk Factors	7
Use of Proceeds	7
Ratio of Earnings to Fixed Charges	7
Description of the Debt Securities	7
Plan of Distribution	8
Legal Matters	11
Experts	11

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ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the terms of the notes that we are currently offering. The second part is the accompanying prospectus, which gives more general information, some of which may not apply to the notes that we are currently offering. Generally, the term “prospectus” refers to both parts combined. If the information varies between this prospectus supplement and the accompanying prospectus, the information in this prospectus supplement supersedes the information in the accompanying prospectus.

You should only rely on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date. Our business, financial condition, results of operations and prospectus may have changed since such date.

In this prospectus supplement, any reference to “we,” “us,” “the Group” or “Nokia” means Nokia Corporation and its subsidiaries on a consolidated basis, except where we make clear that the term means Nokia Corporation or a particular subsidiary or business segment only.

In this prospectus supplement, references to “EUR,” “euro” or “€” are to the common currency of the European Economic and Monetary Union and references to “dollars,” “U.S. dollars,” “USD” or “$” are to the currency of the United States.

The notes are being offered only for sale in jurisdictions where it is lawful to make such offers. Offers and sales of the notes are subject to restrictions in relation to each Member State of the European Economic Area, the United Kingdom, Hong Kong, Japan and Singapore, details of which are set out in the section entitled “Underwriting.” The distribution of this prospectus and the offering of the notes in certain other jurisdictions may also be restricted by law. Persons who receive this prospectus should inform themselves about and observe any such restrictions. This prospectus does not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. See “Underwriting” beginning on page S-29 of this prospectus supplement.

LIMITATION ON ENFORCEMENT OF U.S. LAWS AGAINST US, OUR MANAGEMENT AND OTHERS

We are a Finnish corporation. Most of our directors and a majority of our executive officers (and certain experts named in this prospectus or in documents incorporated herein by reference) are resident outside the United States, and a substantial portion of our assets and the assets of such persons are located outside the United States. As a result, it may be difficult for you to effect service of process within the United States upon these persons or to enforce against them or us in U.S. courts’ judgments obtained in U.S. courts predicated upon the civil liability provisions of the federal securities laws of the United States. In addition, it may be difficult for investors to enforce, in original actions brought in courts in jurisdictions located outside the United States or in actions for enforcement of judgments of U.S. courts, of liabilities predicated solely upon the federal securities laws of the United States.

WHERE YOU CAN FIND MORE INFORMATION ABOUT US

We have filed with the U.S. Securities and Exchange Commission (the “SEC”) a registration statement (the “Registration Statement”) on Form F-3 (No. 333-149890) under the Securities Act of 1933, as amended (the “Securities Act”) with respect to the notes offered by this prospectus supplement. As permitted by the rules and regulations of the SEC, this prospectus supplement and the accompanying prospectus omit certain information, exhibits and undertakings contained in the Registration Statement. For further information with

S-ii

respect to us or the notes, please refer to the Registration Statement, including its exhibits and the financial statements, notes and schedules filed as a part thereof. Statements contained in this prospectus supplement and the accompanying prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. In addition, we file annual reports with, and furnish periodic reports, proxy materials and other information to, the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file or furnish at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.

INCORPORATION BY REFERENCE

The SEC allows us to incorporate by reference the information we file with it into this prospectus supplement, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede the previously filed information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, other than any portions of the respective filings that were furnished, under applicable SEC rules, rather than filed, until we complete our offerings of the debt securities:

•	our annual report on Form 20-F for the year ended December 31, 2008;

•	our Forms 6-K filed with the SEC on April 21, 2009 and April 29, 2009;

•	any future reports on Form 6-K that indicate they are incorporated into this prospectus supplement; and

•	any future annual reports on Form 20-F that we may file with the SEC under the Exchange Act, until we terminate our offerings of the debt securities.

Our filings with the SEC, including our annual report on Form 20-F and reports on Form 6-K and amendments to those reports, are available free of charge on our website as soon as reasonably practicable after they are filed with, or furnished to, the SEC. Our Internet website is located at http://www.nokia.com. We have included our website address as an inactive textual reference only. The contents of the website are not incorporated by reference into this prospectus supplement. You may request a copy of these filings at no cost by writing or telephoning us at the following address:

Nokia
Investor Relations U.S. Main Office
102 Corporate Park Drive
White Plains, NY 10604
USA
+1 914 368 0555

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FORWARD-LOOKING STATEMENTS

We may from time to time make written or oral “forward-looking” statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Exchange Act, including statements contained in filings with the SEC, in reports to shareholders and in press releases and investor webcasts. Certain statements herein which are not historical facts, including, without limitation, those regarding the timing of product, services and solution deliveries; our ability to develop, implement and commercialize new products, services, solutions and technologies; our ability to develop and grow our consumer Internet services business; expectations regarding market developments and structural changes; expectations regarding our mobile device volumes, market share, prices and margins; expectations and targets for our results of operations; the outcome of pending and threatened litigation; expectations regarding the successful completion of contemplated acquisitions on a timely basis and our ability to achieve the set targets upon the completion of such acquisitions; and statements preceded by “believe,” “expect,” “anticipate,” “foresee,” “target,” “estimate,” “designed,” “plans,” “will” or similar expressions; are forward-looking statements.

These statements are based on management’s best assumptions and beliefs in light of the information currently available to it. Because they involve risks and uncertainties, actual results may differ materially from the results that we currently expect. Factors that could cause these differences include, but are not limited to:

1.  the deteriorating global economic conditions and related financial crisis and their impact on us, our customers and end-users of our products, services and solutions, our suppliers and collaborative partners;

2.  the development of the mobile and fixed communications industry, as well as the growth and profitability of the new market segments that we target and our ability to successfully develop or acquire and market products, services and solutions in those segments;

3.  the intensity of competition in the mobile and fixed communications industry and our ability to maintain or improve our market position or respond successfully to changes in the competitive landscape;

4.  competitiveness of our products, services and solutions portfolio;

5.  our ability to successfully manage costs;

6.  exchange rate fluctuations, including, in particular, fluctuations between the euro, which is our reporting currency, and the U.S. dollar, the Japanese yen, the Chinese yuan and the UK pound sterling, as well as certain other currencies;

7.  the success, financial condition and performance of our suppliers, collaboration partners and customers;

8.  our ability to source sufficient amounts of fully functional components, sub-assemblies, software and content without interruption and at acceptable prices;

9.  the impact of changes in technology and our ability to develop or otherwise acquire and timely and successfully commercialize complex technologies as required by the market;

10.  the occurrence of any actual or even alleged defects or other quality, safety or security issues in our products, services and solutions;

11.  the impact of changes in government policies, trade policies, laws or regulations or political turmoil in countries where we do business;

12.  our success in collaboration arrangements with others relating to development of technologies or new products, services and solutions;

13.  our ability to manage efficiently our manufacturing and logistics, as well as to ensure the quality, safety, security and timely delivery of our products, services and solutions;

14.  inventory management risks resulting from shifts in market demand;

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15.  our ability to protect the complex technologies, which we or others develop or that we license, from claims that we have infringed third parties’ intellectual property rights, as well as our unrestricted use on commercially acceptable terms of certain technologies in our products, services and solutions;

16.  our ability to protect numerous Nokia, NAVTEQ and Nokia Siemens Networks patented, standardized or proprietary technologies from third-party infringement or actions to invalidate the intellectual property rights of these technologies;

17.  any disruption to information technology systems and networks that our operations rely on;

18.  developments under large, multi-year contracts or in relation to major customers;

19.  the management of our customer financing exposure;

20.  our ability to retain, motivate, develop and recruit appropriately skilled employees;

21.  whether, as a result of investigations into alleged violations of law by some former employees of Siemens AG (“Siemens”), government authorities or others take further actions against Siemens and/or its employees that may involve and affect the carrier-related assets and employees transferred by Siemens to Nokia Siemens Networks, or there may be undetected additional violations that may have occurred prior to the transfer, or violations that may have occurred after the transfer, of such assets and employees that could result in additional actions by government authorities;

22.  any impairment of Nokia Siemens Networks customer relationships resulting from the ongoing government investigations involving the Siemens carrier-related operations transferred to Nokia Siemens Networks;

23.  unfavorable outcome of litigations; and

24.  allegations of possible health risks from electromagnetic fields generated by base stations and mobile devices and lawsuits related to them, regardless of merit,

as well as the risk factors specified in our annual report on Form 20-F for the year ended December 31, 2008 which is incorporated by reference in this prospectus supplement.

Other unknown or unpredictable factors or underlying assumptions subsequently proving to be incorrect could cause actual results to differ materially from those in the forward-looking statements. We do not undertake any obligation to publicly update or revise forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent legally required.

S-v

SUMMARY

The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements, including the notes thereto, appearing elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus. Because this is a summary it may not contain all the information that may be important to you. You should read the entire prospectus supplement and the accompanying prospectus, as well as the information incorporated by reference, before making an investment decision. Some of the statements in this “Summary” are forward-looking statements. Please see “Forward-Looking Statements” for more information regarding these statements.

Nokia

Nokia is the world’s number one manufacturer of mobile devices by market share and a leader in the converging Internet and communications industries. We make a wide range of devices for all major consumer segments and offer Internet services that enable people to experience music, maps, media, messaging and games. We also provide comprehensive digital map information through NAVTEQ and equipment, solutions and services for communications networks through Nokia Siemens Networks.

We shipped a total of 468 million mobile devices in 2008, representing growth of 7% compared with 2007. Based on an estimated global market volume for mobile devices of 1.21 billion units for 2008, our estimated full-year global market share increased to 39% from an estimated 38% for 2007. This further strengthened our leading position in the global mobile device market — a position we have held since 1998.

For 2008, our net sales totaled EUR 50.7 billion (USD 70.6 billion) and net profit was EUR 4.0 billion (USD 5.6 billion). At the end of 2008 we employed 125 829 people; had production facilities for mobile devices and network infrastructure around the world; sales in more than 150 countries; and a global network of sales, customer service and other operational units.

We have three reportable segments: Devices & Services; NAVTEQ; and Nokia Siemens Networks.

Our Devices & Services group was formed on January 1, 2008, and combined our three former mobile device business groups — Mobile Phones, Multimedia and Enterprise Solutions — and the supporting horizontal groups into one integrated business group. The new organizational structure is designed to align Nokia with the opportunities we see for further growth in devices and services and increase efficient ways of working across the company.

We completed our acquisition of NAVTEQ Corporation on July 10, 2008. NAVTEQ is a leading provider of comprehensive digital map information and related location-based content and services for automotive navigation systems, mobile navigation devices, Internet-based mapping applications, and government and business solutions.

Nokia Siemens Networks was formed on April 1, 2007, and combined our former Networks business group with Siemens’ carrier-related operations for fixed and mobile networks. Nokia Siemens Networks is jointly owned by Nokia and Siemens and consolidated by Nokia. Nokia Siemens Networks provides wireless and fixed network infrastructure, communications and networks service platforms, as well as professional services to operators and service providers.

Our principal executive office is located at Keilalahdentie 4, P.O. Box 226, FI-00045 Nokia Group, Espoo, Finland and our telephone number is +358 (0) 1800-8000-7. Nokia Corporation is a public limited liability company incorporated under the laws of the Republic of Finland.

Selected Consolidated Financial Data

The following table sets forth selected historical financial data at and for each of the fiscal years ended December 31, 2006, 2007 and 2008 and at and for each of the three month periods ended March 31, 2008 and 2009.

The selected historical financial data set forth below at December 31, 2006, 2007 and 2008 and for each of the years in the three-year period ended December 31, 2008 have been derived from our audited consolidated financial statements included in our annual report on Form 20-F for the year ended December 31, 2008, which is incorporated by reference in this prospectus supplement. This data should be read in conjunction with, and are qualified in their entirety by reference to, our audited consolidated financial statements and notes thereto and related “Operating and Financial Review and Prospects” included in our annual report on Form 20-F for the year ended December 31, 2008. See “Where you can find more information.” The audited consolidated financial statements from which the selected consolidated financial data set forth below have been derived were prepared in accordance with IFRS.

The selected financial data set forth below at March 31, 2008 and 2009 and for each of the three month periods ended March 31, 2008 and 2009 are derived from the unaudited consolidated financial information for those periods presented in our interim report for the quarter ended March 31, 2009, which is incorporated by reference herein. The financial information includes all normal and recurring adjustments considered necessary for the fair presentation of our financial condition and results of operations. Operating results for the three months ended March 31, 2009 are not necessarily indicative of the results that may be expected for the entire year or for any future period and should be read in conjunction with the annual financial statements.

	Year Ended December 31,			Three Months Ended March 31,
	2006	2007(1)	2008	2008	2009
	(EUR in millions)

Profit and Loss Account Data
Net sales	41 121	51 058	50 710	12 660	9 274
Operating profit	5 488	7 985	4 966	1 531	55
Profit before tax	5 723	8 268	4 970	1 607	(12)
Profit attributable to equity holders of the parent	4 306	7 205	3 988	1 222	122
Balance Sheet Data
Fixed assets and other non-current assets	4 031	8 305	15 112	8 351	15 455
Cash and other liquid assets(2)	8 537	11 753	6 820	10 366	8 114
Other current assets	10 049	17 541	17 650	16 967	16 398
Total assets	22 617	37 599	39 582	35 684	39 967
Capital and reserves attributable to equity holders of the parent	11 968	14 773	14 208	14 453	14 375
Minority interests	92	2 565	2 302	2 569	2 155
Long-term interest-bearing liabilities	69	203	861	173	3 076
Other long-term liabilities	327	1 082	1 856	1 096	1 740
Borrowings due within one year	180	887	3 591	925	2 710
Other current liabilities	9 981	18 089	16 764	16 468	15 911
Total shareholders’ equity and liabilities	22 617	37 599	39 582	35 684	39 967
Net interest-bearing debt(3)	(8 288)	(10 663)	(2 368)	(9 268)	(2 328)
Share capital	246	246	246	246	246

(1)	As from April 1, 2007, our consolidated financial data includes that of Nokia Siemens Networks on a fully consolidated basis. Nokia Siemens Networks, a company jointly owned by Nokia and Siemens, is comprised of our former Networks business group and Siemens’ carrier-related operations for fixed and mobile networks. Accordingly, our consolidated financial data for the year ended December 31, 2007 and 2008 is not directly comparable between each other or to our consolidated financial data for prior years. Our consolidated financial data for the years prior to the year ended December 31, 2007 included our former Networks business group only.

(2)	Cash and other liquid assets consist of the following captions from our consolidated balance sheet: (1) bank and cash, (2) available-for-sale investments, cash equivalents, and (3) available-for-sale investments, liquid assets.

(3)	Net interest-bearing debt consists of borrowings due within one year and long-term interest-bearing liabilities, less cash and other liquid assets.

THE OFFERING

Issuer	Nokia Corporation.

Amount of Notes Offered	$1 000 000 000 aggregate principal amount of notes due 2019, or the “2019 notes”; and

$500 000 000 aggregate principal amount of notes due 2039, or the “2039 notes”.

We refer to the 2019 notes and the 2039 notes in this prospectus supplement collectively as the “notes”.

Ranking	The notes will constitute unsecured and unsubordinated indebtedness of Nokia Corporation and will rank equally with all other unsecured and unsubordinated indebtedness of Nokia Corporation.

Maturity	May 15, 2019 for the 2019 notes and May 15, 2039 for the 2039 notes.

Interest Rate	5.375% per annum for the 2019 notes and 6.625% per annum for the 2039 notes.

Regular Record Dates for Interest	The close of business on April 30 or October 31 (whether or not a business day) immediately preceding each interest payment date.

Interest Payment Dates	May 15 and November 15, commencing November 15, 2009.

Business Day	Any day, other than a Saturday or Sunday, which is not, in New York City, Helsinki, Finland, or the place of payment of interest or principal, a legal holiday or a day on which banking institutions are authorized or obligated by law, regulation or executive order to close.

Business Day Convention	Following.

Day Count Fraction	30/360.

Optional Redemption	We may redeem the notes, in whole or in part, at any time and from time to time at a redemption price equal to the greater of (1) 100% of the principal amount of the notes plus accrued interest to the date of redemption and (2) as determined by the quotation agent, the sum of the present values of the remaining scheduled payments of principal and interest on the notes (excluding any portion of such payments of interest accrued as of the date of redemption) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the treasury rate, plus, in the case of the 2019 notes, 40 basis points and, in the case of the 2039 notes, 40 basis points, plus, in each case, accrued interest thereon to the date of redemption. See “Description of the Notes — Redemption — Optional Redemption”.

Redemption for Tax Reasons	In the event of various tax law changes and other limited circumstances that require us to pay additional amounts as described under “Description of the Notes — Redemption — Optional Tax Redemption”, we may call the notes for redemption prior to maturity.

Payment of Additional Amounts	If we are required by the government of any jurisdiction in which we are resident for tax purposes or any political subdivision or taxing authority of such jurisdiction to deduct or withhold taxes in respect of payment on the notes we will, subject to certain exceptions, pay additional amounts to holders of the notes, but may exercise our right to redeem the notes for tax reasons, as described above.

Covenants	The indenture relating to the notes contains covenants restricting our ability to amalgamate, reconstruct, consolidate or merge with another company or other legal entity, enter into sale and leaseback transactions, pledge our assets to secure certain borrowings and create or incur liens on our property. These restrictive covenants are described under the headings “Description of the Notes — Mergers and Similar Events” and “Description of the Notes — Covenants”.

Book-entry Issuance, Settlement and Clearance	We will issue the notes in fully registered form in denominations of $2 000 and integral multiples in excess thereof of $1 000. The notes will be represented by one or more global securities registered in the name of a nominee of The Depository Trust Company, referred to as DTC. You will hold beneficial interests in the notes through DTC and DTC and its direct and indirect participants will record your beneficial interest on their books. We will not issue certificated notes except in certain limited circumstances. Settlement of the notes will occur through DTC in same day funds. For information on DTC’s book-entry system, see “Clearance and Settlement.”

Governing Law	The indenture and the notes will be governed by the laws of the State of New York.

Listing	We do not intend to list the notes on any securities exchange. The notes will be new securities for which there is currently no public market.

Sinking fund	There is no sinking fund.

Defeasance	The notes will be subject to the defeasance and covenant defeasance provisions in the indenture described under “Description of the Notes — Satisfaction, Discharge and Defeasance”.

Further issuances	We may, at our option, at any time and without the consent of the then existing noteholders, issue additional notes in one or more transactions after the date of this prospectus supplement with terms (other than the issuance date and, possibly, the first interest payment date and issue price) identical to any series of notes offered hereby; provided that such additional notes of any series will be issued with no more than de minimis original issue discount for U.S. federal income tax purposes or constitute a qualified reopening for U.S. federal income tax purposes. These additional notes will be deemed to have been part of the same series as the notes offered hereby and will provide the holders of these additional notes the right to vote together with holders of the notes issued hereby.

Use of Proceeds	The net proceeds from the sale of the notes will be approximately $1 478 757 300, after the deduction of underwriting discounts and expenses payable by us estimated to be $587 700. We intend to use the proceeds from the sale of the notes for general corporate purposes, including working capital requirements, repayment of borrowings, capital expenditures, acquisitions and stock repurchases.

Trustee	Law Debenture Trust Company of New York.

Registrar and Paying Agent	Citibank, N.A.

Timing and Delivery	We currently expect delivery of the notes to occur on or about May 7, 2009.

Risk Factors	You should carefully consider all of the information in this prospectus supplement and the attached prospectus, which includes information incorporated by reference. In particular, you should evaluate the specific factors under “Risk Factors” beginning on page S-6 of this prospectus supplement and under the heading “Risk Factors” on page 11 of our Annual Report on Form 20-F for the year ended December 31, 2008 which is incorporated by reference in this prospectus supplement, for risks involved with an investment in the notes.

RISK FACTORS

Investing in the notes involves risks. You should carefully consider the risks, uncertainties and assumptions discussed under the caption “Risk Factors” beginning on page 11 of our annual report on Form 20-F for the year ended December 31, 2008 which is incorporated by reference in this prospectus supplement, and which may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future. You should also carefully consider those risks, uncertainties and assumptions together with all the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus.

Risks Relating to an Investment in our Notes

The notes do not restrict our ability to incur additional debt, including debt of our subsidiaries, or prohibit us from taking other action that could negatively impact holders of the notes. Your right to receive payments on the notes is structurally subordinated to other liabilities of our subsidiaries.

We are not restricted under the terms of the indenture or the notes from incurring additional indebtedness, including indebtedness of our subsidiaries. None of our subsidiaries will guarantee the notes. As such, the notes will be structurally subordinated to any existing or future indebtedness of our subsidiaries to the extent of the assets of such subsidiaries.

The terms of the indenture limit our ability to secure additional debt without also securing the notes and to enter into sale and leaseback transactions. However, these limitations are subject to numerous exceptions. See “Description of the Notes — Covenants.” In addition, the notes do not require us to achieve or maintain any minimum financial results relating to our financial position or results of operations. Our ability to recapitalize, incur additional debt, secure existing or future debt or take a number of other actions that are not limited by the terms of the indenture and the notes, could have the effect of diminishing our ability to make payments on the notes when due.

There may not be a liquid market for the notes.

The notes are a new issue of securities for which there is currently no trading market. We cannot assure you that a trading market for the notes will develop or be maintained in the United States or elsewhere. If an active market for the notes fails to develop or be sustained, the trading price of the notes could fall, and even if an active trading market were to develop, the notes could trade at prices that may be lower than the initial offering price. There can be no assurance as to the liquidity of any market that may develop for the notes, the ability of holders to sell their notes, or the prices at which holders might be able to sell their notes.

Our financial performance and other factors could adversely impact our ability to make payments on the notes.

Our ability to make scheduled payments with respect to our indebtedness, including the notes, will depend on our financial and operating performance, which, in turn, is subject to prevailing economic conditions and to financial, business and other factors beyond our control.

Ratings for the notes may not reflect all risks of an investment in the notes.

The notes will be rated by at least two nationally recognized statistical rating organizations. Any rating is not a recommendation to purchase, sell or hold any particular security, including the notes. These ratings do not comment as to market price or suitability for a particular investor. In addition, ratings at any time may be lowered or withdrawn in their entirety. The ratings for the notes may not reflect the potential impact of all risks related to structure and other factors on any trading market for, or trading value of, your notes.

The notes will initially be held in book-entry form and therefore you must rely on the procedures of the relevant clearing systems to exercise any rights and remedies.

Unless and until definitive registered notes are issued in exchange for book-entry interests in the notes, owners of the book-entry interests will not be considered owners or holders of the notes. Instead, the registered holder, or their respective nominee, will be the sole holder of the notes. Payments of principal, interest and other amounts owing on or in respect of the notes in global form will be made to Citibank, N.A. (as paying agent for the notes), which will make payments to the common depositary, which will in turn distribute payments to The Depository Trust Company. Thereafter, payments will be made by The Depository Trust Company to participants in these systems and then by such participants to indirect participants. After payment to the common depositary neither we, the trustee nor the paying agent will have any responsibility or liability of any aspect of the records related to, or payments of, interest, principal or other amounts to The Depository Trust Company or to owners of book-entry interests.

Unlike holders of the notes themselves, owners of book-entry interests will not have the direct right to act upon our solicitations or consents or requests for waivers or other actions from holders of the notes that we may choose to make in the future. Rather, owners of book-entry interests will be permitted to act only to the extent that they have received appropriate proxies to do so from The Depository Trust Company or, if applicable, from a participant. We cannot assure you that procedures implemented for the granting of such proxies will be sufficient to enable you to vote on any such solicitations or requests for actions on a timely basis.

You may be unable to recover in civil proceedings for U.S. securities laws violations.

Nokia Corporation is organized under the laws of the Republic of Finland. Many of our assets are located outside the United States. In addition, most of the members of our Board of Directors and officers are residents of countries other than the United States. As a result, it may be impossible for investors to effect service of process within the United States upon us or these persons, or to enforce against us or them judgements obtained in U.S. courts predicated upon civil liability provisions of the U.S. securities laws. In addition, we cannot assure you that civil liabilities predicated upon the federal securities laws of the United States will be enforceable in the Republic of Finland. See “Limitation on Enforcement of U.S. Laws Against Us, Our Management and Others.”

USE OF PROCEEDS

The net proceeds from the sale of the notes will be approximately $1 478 757 300, after the deduction of the underwriting discounts and expenses payable by us estimated to be $587 700. We expect to use the net proceeds from the sale of the notes for general corporate purposes, including working capital requirements, repayment of borrowings, capital expenditures, acquisitions and stock repurchases.

RATIO OF EARNINGS TO FIXED CHARGES

The following table shows our ratio of earnings to fixed charges for each of the five most recent fiscal years and for the three months ended March 31, 2009.

											Three Months Ended
	Year Ended December 31,										March 31,
	2004		2005		2006		2007		2008		2009
	(EUR in millions, except for ratio)

Pre-tax income from continuing operations before adjustment for minority interests in consolidated subsidiaries or income or loss from equity investees	4 705		4 971		5 723		8 268		4 970		(12)

Fixed charges:
Interest expense on financial liabilities carried at amortised cost	22		18		22		43		185		54
Interest portion of rental expense (33%)(1)	79		87		95		109		139		44

Total fixed charges	101		105		117		152		324		98

Pre-tax income from continuing operations before adjustment for minority interests in consolidated subsidiaries or income or loss from equity investees plus fixed charges	4 806		5 076		5 840		8 420		5 294		86

Ratio of earnings to fixed charges	47.7	x	48.2	x	49.9	x	55.3	x	16.3	x	0.9	x

(1)	Represents an appropriate interest factor.

CAPITALIZATION

The following table sets forth our cash and other liquid assets, short-term debt and capitalization at March 31, 2009 on a historical basis and as adjusted to give effect to our offering of the notes. You should read this table in conjunction with our financial statements and notes thereto and related “Operating and Financial Review and Prospects” included in our annual report on Form 20-F for the year ended December 31, 2008, which is incorporated by reference in this prospectus supplement.

March 31, 2009
	Actual	As adjusted		As adjusted
	(EUR in millions)			(USD in millions)(1)

Cash and other liquid assets(2)	8 114	9 230	(3)	12 239	(3)

Short-term debt, including current portion of long-term debt(4)	2 710	2 710		3 593

Long-term debt
5.50% notes due 2014	1 250	1 250		1 658
6.75% notes due 2019	500	500		663
5.375% notes due 2019	—	754		1 000
6.625% notes due 2039	—	377		500
Other long-term interest-bearing debt(5)	1 326	1 326		1 758

Total long-term debt	3 076	4 207		5 579

Shareholders’ Equity:
Capital and reserves attributable to equity holders of the parent	14 375	14 375		19 061
Minority interests	2 155	2 155		2 858

Total Shareholders’ Equity	16 530	16 530		21 919

Total Capitalization	19 606	20 737		27 498

(1)	Amounts have been translated into Euro or USD, as appropriate, using the Euro to USD exchange rate on March 31, 2009 of 1.326 to 1.00.
(2)	Cash and other liquid assets consist of the following captions from our consolidated balance sheet: (1) bank and cash; (2) available-for-sale investments, cash equivalents; and (3) available-for-sale investments, liquid assets.
(3)	Cash and other liquid assets as adjusted to reflect the proceeds of the offering of the notes after underwriting discount, but before expenses. Please see “Use of Proceeds” for the estimated net proceeds of the offering of the notes and “Underwriting” for the estimated expenses of the offering of the notes.
(4)	Short-term debt comprises approximately EUR 1 137 million, or $1 474 million, of commercial paper and EUR 1 573 million, or $2 039 million, of other short-term debt. Nokia has a $1 923 million multicurrency revolving credit facility, dated April 29, 2005 and maturing on April 29, 2012.
(5)	Other long-term interest-bearing debt consists of EUR 500 million drawn under our EUR 500 million loan facility with the European Investment Bank, EUR 229 million drawn in connection with pension premium loans, EUR 500 million under our EUR 500 million committed credit facility maturing in 2011 and EUR 97 million in other interest-bearing long-term loans.

DESCRIPTION OF THE NOTES

This summary of certain provisions of the indenture and the notes does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the indenture (including the form of the notes), copies of which are available upon request from us.

General

We will offer $1 000 000 000 initial aggregate principal amount of 5.375% notes due 2019 (the “2019 notes”) and $500 000 000 initial aggregate principal amount of 6.625% notes due 2039 (the “2039 notes”, and, together with the 2019 notes, the “notes”). The notes will be governed by New York law.

The notes will be issued as separate series under an indenture between us and Law Debenture Trust Company of New York, as trustee (the “trustee”) expected to be dated as of May 7, 2009, as supplemented by the first supplemental indenture among us, the trustee and Citibank, N.A. as indenture agent (the “paying agent”) expected to be dated also as of May 7, 2009. Herein, we refer to the indenture, as supplemented by the first supplemental indenture, as the “indenture.” The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

The notes will be unsecured, unsubordinated indebtedness of Nokia Corporation and will rank equally with all of Nokia Corporation’s other unsecured and unsubordinated indebtedness.

There is no sinking fund for the notes.

The notes will not be listed on any securities exchange. There is currently no public market for the notes.

Interest Payments and Maturity

For purposes of the description below, “business day” means any day, other than a Saturday or Sunday, which is not, in New York City, Helsinki, Finland, or the place of payment of interest or principal with respect to the notes, a legal holiday or a day on which banking institutions are authorized or obligated by law, regulation or executive order to close.

Maturity. The entire principal amount of each series of the notes will mature and become due and payable, together with any accrued and unpaid interest, as follows:

•	the 2019 notes on May 15, 2019; and

•	the 2039 notes on May 15, 2039.

Interest Rate. The notes of each series will bear interest from their original issue date or from the most recent date to which interest on the notes has been paid or duly provided for, until their maturity date, at the rate specified below, calculated on the basis of a 360-day year and twelve 30-day months:

•	the 2019 notes will bear interest at a rate of 5.375% per annum; and

•	the 2039 notes will bear interest at a rate of 6.625% per annum.

Interest Payment Dates. Interest on the notes will be paid semi-annually in arrears on May 15 and November 15 of each year, commencing November 15, 2009 (each an “Interest Payment Date”). However, if an Interest Payment Date would fall on a day that is not a business day, the Interest Payment Date will be postponed to the next succeeding day that is a business day (but no additional interest shall be paid unless we fail to make payment on such date).

Interest Periods. The first interest period for the notes will be the period from and including the issue date to but excluding the first Interest Payment Date. Thereafter, the interest periods for the notes will be the periods from and including the Interest Payment Dates to but excluding the immediately succeeding Interest Payment Date (together with the first interest period, each an “Interest Period”). The final Interest Period will be the period from and including the Interest Payment Date immediately preceding the maturity date to but excluding the maturity date.

Record Dates. We will pay interest to you if you are a direct holder of the notes at the close of business on April 30 and October 31, as the case may be, preceding the Interest Payment Date, even if you no longer own the notes on the Interest Payment Date.

We will pay interest, principal and any other money due on the notes at the office of the paying agent. See “— Paying Agent” below. Street name and other indirect holders should consult their banks or brokers for information on how they will receive payments.

Redemption

As explained below, under certain circumstances we may redeem the notes before they mature. This means that we may repay them early. You have no right to require us to redeem the notes. The notes will stop bearing interest on the redemption date, even if you do not collect your money. We will give notice to DTC of any redemption we propose to make at least 30 days, but no more than 60 days, before the redemption date. Notice by DTC to participating institutions and by these participating institutions to street name holders of indirect interests in the notes will be made according to arrangements among them and may be subject to statutory or regulatory requirements.

Optional Redemption

We may redeem any series of the notes, in whole or in part, at any time and from time to time at our election, upon not less than 30 nor more than 60 days’ notice, at a redemption price equal to the greater of (i) 100% of the principal amount of the notes of such series, and (ii) as determined by the quotation agent, the sum of the present values of the remaining scheduled payments of principal and interest on the notes of such series to be redeemed (not including any portion of such payments of interest accrued as of the date of redemption) discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the treasury rate plus the make-whole spread (as set forth below) plus, in each case, accrued interest thereon to the date of redemption. In connection with such optional redemption, the following defined terms apply:

•	“treasury rate” means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the comparable treasury issue, assuming a price for the comparable treasury issue (expressed as a percentage of its principal amount) equal to the comparable treasury price for such redemption date;

•	“comparable treasury issue” means the U.S. Treasury security selected by the quotation agent as having a maturity comparable to the remaining term of the notes that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such series of the notes;

•	“comparable treasury price” means, with respect to any redemption date, (i) the average of the reference treasury dealer quotations for such redemption date, after excluding the highest and lowest such reference treasury dealer quotations, or (ii) if the trustee obtains fewer than three such reference treasury dealer quotations, the average of all such quotations;

•	“quotation agent” means the reference treasury dealer appointed by us;

•	“reference treasury dealer” means (i) each of Banc of America Securities LLC, Barclays Capital Inc., Credit Suisse Securities (USA) LLC and J.P. Morgan Securities Inc. and their respective successors; provided, however, that if the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a “primary treasury dealer”), we shall substitute therefor another primary treasury dealer; and (ii) any other primary treasury dealer selected by us;

•	“reference treasury dealer quotations” means, with respect to each reference treasury dealer and any redemption date, the average, as determined by the quotation agent, of the bid and asked prices for the comparable treasury issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee and the paying agent by such reference treasury dealer at 3:30 p.m., New York City Time, on the third business day preceding such redemption date; and

•	“Make-whole spread” means 40 basis points with respect to the 2019 notes and 40 basis points with respect to the 2039 notes.

Optional Tax Redemption

We also have the option to redeem the notes, in whole but not in part, if as a result of a change or amendment to any law or related regulation or ruling of any jurisdiction in which we are resident for tax purposes or through which we make payment, or any change in the official application or interpretation of such laws, regulations or rulings, we would have to pay additional amounts as described under “— Payment of Additional Amounts.” The redemption price for the notes will be equal to the principal amount of the notes being redeemed plus accrued interest and any additional amounts due on the date fixed for redemption. We must give you between 30 and 60 days’ notice before redeeming the notes; provided that we shall give such notice not earlier than 60 days before the first date on which we would be required to pay any additional amounts.

We may only exercise this option in the case of changes or amendments that become effective (or in the case of changes in the official application or interpretation, are announced) on or after the date hereof. If we are succeeded by another entity, the applicable jurisdiction will be the jurisdiction in which such successor is resident for tax purposes or through which such successor makes payment, rather than the jurisdiction in which we are resident for tax purposes or through which we make payment, and the applicable date will be the date such entity became successor, rather than the date hereof.

We would have the option to redeem the notes only if the payment of such additional amounts cannot be avoided by the use of reasonable measures available to us.

Further Issuances

We may, from time to time, without the consent of the holders of the notes of any series, issue additional notes of one or more of the series offered hereby having the same ranking and same interest rate, maturity date, redemption terms and other terms (other than the issuance date and, possibly, the first Interest Payment Date and issue price) as the notes described in this prospectus supplement; provided that such additional notes will be issued with no more than de minimis original issue discount for U.S. federal income tax purposes or constitute a qualified reopening for U.S. federal income tax purposes. Any such additional notes, together with the notes of such series offered by this prospectus supplement, will constitute a single series of securities under the indenture and are included in the definition of “notes” in this summary where the context requires. There is no limitation on the amount of notes or other additional notes that we may issue under the indenture.

Form, Denomination, Clearance and Settlement

We will issue the notes in fully registered form. The notes of each series will be represented by one or more global securities registered in the name of a nominee of DTC. You will hold beneficial interests in the notes through DTC in book-entry form. The notes will be issued in minimum denominations of $2 000 and in integral multiples in excess thereof of $1 000. The underwriters expect to deliver the notes through the facilities of DTC on May 7, 2009. Indirect holders trading their beneficial interests in the notes through DTC must trade in DTC’s same-day funds settlement system and pay in immediately available funds. Secondary market trading through Euroclear and Clearstream, Luxembourg will occur in the ordinary way following the applicable rules and operating procedures of Euroclear and Clearstream, Luxembourg. See “Clearance and Settlement” for more information about these clearing systems.

Payment of principal of and interest on the notes, so long as the notes are represented by global securities, as discussed below, will be made in immediately available funds. Beneficial interests in the global securities will trade in the same-day funds settlement system of DTC, and secondary market trading activity in such interests will therefore settle in same-day funds.

Exchange and Transfer

You may exchange or transfer the notes at the office of the paying agent. See “— Paying Agent” below. The paying agent acts as our agent for registering the notes in the names of holders and for transferring registered notes. We may change this appointment to another entity or perform the service ourselves. The entity performing the role of maintaining the list of registered holders is called the security registrar. It will also register transfers of the notes.

•	You may not exchange your registered notes for bearer securities.

•	There will be no service charge for any exchange or registration of transfer of the notes, but we may require payment of an amount sufficient to cover any tax or other governmental charge imposed in connection with any exchange or registration of transfer or any other expenses (including the fees and expenses of the trustee).

•	The transfer or exchange of a registered note may be made only if the security registrar is satisfied with your proof of ownership.

If we opt to redeem the notes and we redeem less than all of the notes, we may block the transfer or exchange of the notes during a specified period of time in order to freeze the list of holders to prepare the mailing. The period begins 15 days before the day we first mail the notice of redemption and ends on the day of that mailing. We may also refuse to register transfers or exchanges of the notes selected or called for redemption. However, we will continue to permit transfers and exchanges of the unredeemed portion of the notes if the notes are being partially redeemed.

Payment of Additional Amounts

We agree that any amounts to be paid by us under the notes of principal, interest and any premium in respect of the notes will be paid without deduction or withholding for, any and all present and future taxes, levies, duties, assessments, imposts or other governmental charges of whatever nature imposed, assessed, levied or collected by or for the account of the government of any jurisdiction in which we are resident for tax purposes or through which we make payment or any political subdivision or taxing authority of any such jurisdiction, unless such withholding or deduction is required by law. If such deduction or withholding is at any time required, we will pay you such additional amounts as will result in your receipt of such amounts as you would have received had no such withholding or deduction been required.

We will not have to pay additional amounts if:

•	the tax, levy, impost or other governmental charge would not have been imposed, assessed, levied or collected but for the holder’s connection to the jurisdiction in which we are resident for tax purposes or through which we make payment, other than by merely holding the notes or by receiving principal, interest or any premium on the notes, or enforcing the notes. These connections include (but are not limited to) where the holder or related party:

•	is or has been a domiciliary, national or resident of such jurisdiction;

•	is or has been engaged in a trade or business in such jurisdiction;

•	has or had a permanent establishment in such jurisdiction; or

•	is or has been physically present in such jurisdiction,

•	the tax, levy, impost or other governmental charge would not have been imposed, assessed, levied or collected but for presentation of the notes for payment, if presentation is required, more than 30 days after the note became due or payment was provided for;

•	the tax, levy, impost or other governmental charge is an estate, inheritance, gift, sales, transfer, excise, personal property or similar tax, levy, impost or other governmental charge;

•	the tax, levy, impost or other governmental charge is payable in a manner that does not involve deduction or withholding from payments on or in respect of the notes;

•	the tax, levy, impost or other governmental charge would not have been imposed or withheld but for the failure of the holder or beneficial owner following a written request from us to comply with any certification, identification or other reporting requirement concerning the nationality, residence, identity or connection with any jurisdiction in which we are resident for tax purposes or through which we make payments, as required by any statute, regulation or administrative practice of such jurisdiction as a condition to relief or exemption from such tax, levy, impost or other governmental charge;

•	the tax, levy, impost or other governmental charge is imposed on a payment to or for an individual and is required to be made pursuant to the European Union Directive 2003/48/EC on the taxation of savings or any other directive implementing the conclusions of the ECOFIN Council meeting of 26-27 November 2000 or any law implementing or complying with, or introduced in order to conform to, such Directive;

•	the holder would have been able to avoid such withholding or deduction by presenting the notes to another paying agent in a Member State of the EU;

•	the holder of the notes is a fiduciary, partnership or a person other than the sole beneficial owner of any payment that would be required, by the laws of the jurisdiction in which we are resident for tax purposes, to be included in income, for tax purposes, of a beneficiary or settlor with respect to the fiduciary, a member of that partnership or a beneficial owner who would not have been entitled to the additional amounts had that beneficiary, settlor, partner or beneficial owner been the holder; or

•	any combination of the above.

Mergers and Similar Events

We are permitted to amalgamate, reconstruct, consolidate or merge with another company or other legal entity that is organized under the laws of the Republic of Finland, the United States or any other country which is a member of the Organization for Economic Cooperation and Development. We are also permitted to sell or convey all or substantially all of our property to such other entity. Our ability to take these actions is restricted in that any entity succeeding us, or acquiring all or substantially all of our property, must assume our obligations in relation to the notes and under the indenture, including the obligation to pay any additional amounts as described under “— Payment of Additional Amounts.”

Covenants

Limitation on Liens

Some of our property and the property of our subsidiaries may be subject to a mortgage, pledge, assignment, charge or other legal mechanism that gives a lender preferential rights in that property over other lenders, including you and the other direct holders of the notes, or over our general creditors if we fail to repay them. These preferential rights are generally called liens.

We undertake that we and certain of our subsidiaries, which we refer to as “restricted subsidiaries”, will not become obligated on any new debt for borrowed money that is secured by a lien on any principal property or on any shares of stock or indebtedness of any of our restricted subsidiaries unless we grant an equivalent or higher-ranking lien on the same property to you and the other holders of the notes.

•	A “restricted subsidiary” means any wholly-owned subsidiary which owns a principal property, but excludes any wholly-owned subsidiary which is principally engaged in leasing or in financing installment receivables or which is principally engaged in financing the operations of us and our consolidated subsidiaries.

•	A “wholly-owned subsidiary” means any subsidiary in which control, directly or indirectly, of all of the stock with ordinary voting power to elect the board of directors of that subsidiary is owned by us, or by one or more of our wholly-owned subsidiaries or by us and one or more of our wholly-owned subsidiaries.

•	A “subsidiary” means with respect to any person, any corporation or other legal entity in which that person owns or controls directly or indirectly at least a majority of the outstanding stock having by the terms thereof ordinary voting power (not dependent upon the occurrence of a contingency) to elect a majority of the board of directors of such person, corporation or other legal entity.

•	“Principal property” means any manufacturing plant or facility or any research facility owned by us or any restricted subsidiary that has a book value (without deduction of any depreciation reserve) exceeding 2% of our total consolidated assets. Principal property does not include:

•	any plant or facility or research facility which is not materially important to the total business conducted by us and our subsidiaries considered as a whole; or

•	any portion of a property described above which is not materially important to the use or operation of the property.

We do not need to comply with this restriction if the amount of all debt that would be secured by liens on our principal properties and the shares of stock or indebtedness of our restricted subsidiaries plus the total amount of attributable debt attributable to sale and lease-back transactions (but excluding sale and lease-back transactions that we or a restricted subsidiary would be entitled to enter into as described under “— Limitation on Sale and Lease-Back Transactions” below) is no more than 10% of our total consolidated assets.

•	Our “total consolidated assets” means Nokia Corporation’s consolidated total assets, as shown on the audited consolidated balance sheet contained in the latest annual report to our shareholders.

This restriction on liens does not apply to debt secured by a number of different types of liens. These types of liens include the following:

•	any lien on property, shares of stock or indebtedness of any corporation or other legal entity existing at the time such corporation or other legal entity becomes a restricted subsidiary;

•	any lien on property or shares of stock existing at the time of acquisition of that property or those shares of stock, or to secure the payment of all or any part of the purchase price of that property or those shares of stock, or to secure any debt incurred before, at the time of, or within twelve months after, in the case of shares of stock, the acquisition of the shares of stock and, in the case of property, the later of the acquisition, completion of construction (including any improvements on an existing property) or commencement of the commercial operation of the property, where the debt is incurred to finance all or any part of the purchase price;

•	any lien securing debt owed to us or to any of our restricted subsidiaries by us or any of our restricted subsidiaries;

•	any lien existing at the date of issue of a series of notes;

•	any lien on a principal property to secure debt incurred to finance all or part of the cost of improving, constructing, altering or repairing any building, equipment or facilities or of any other improvements on all or any part of that principal property, if the debt is incurred before, during, or within twelve months after completing the improvement, construction, alteration or repair;

•	any lien on property owned or held by any corporation or other legal entity or on shares of stock or indebtedness of any corporation or other legal entity, where the lien existed either at the time such corporation or other legal entity is merged, consolidated or amalgamated with either us or a restricted subsidiary or at the time of a sale or conveyance of the property of a corporation or other legal entity as an entirety or substantially as an entirety to us or a restricted subsidiary;

•	any lien arising by operation of law;

•	any rights of financial institutions to offset credit balances in connection with the operation of cash management programs established for our benefit and/or the benefit of any restricted subsidiary;

•	any lien incurred or deposits made in the ordinary course of business, including but not limited to:

•	any mechanics’, materialmen’s, carriers’, workmen’s, vendors’ or other similar liens;

•	any liens securing amounts in connection with workers’ compensation, unemployment insurance and other types of social security;

•	any easements, rights-of-way, restrictions, licenses, title defects, rights of others for rights-of-way, utilities, sewers, electrical lines, telephone lines, telegraph wires, restrictions, encroachments and other similar charges; and

•	liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods;

•	any liens incurred or deposits made securing the performance of tenders, bids, leases, statutory obligations, surety and appeal bonds, government contracts, performance and return of money bonds and other obligations of a similar nature incurred in the ordinary course of business;

•	any lien in favor of the trustee;

•	any lien securing taxes or assessments or other applicable governmental charges or levies;

•	any extension, renewal or replacement or successive extensions, renewals or replacements, in whole or in part, of any lien included in the preceding paragraphs or of any of the debt secured under the preceding paragraphs, so long as the principal amount of debt secured does not exceed the principal amount of debt secured at the time of the extension, renewal or replacement, and that the extension, renewal or replacement lien is limited to all or any part of the same property or shares of stock that secured the lien extended, renewed or replaced (including improvements on that property), or property received or shares of stock issued in substitution or exchange;

•	any lien in favor of us or any subsidiary of ours; and

•	any lien in respect of any interest, currency, commodity or other hedging arrangement entered into with one or more financial institutions in the ordinary course of business that is designed to protect us or any of our subsidiaries against fluctuation in interest rates, currency exchange rates or commodity prices relating to then existing financial obligations and not for purposes of speculation.

The following types of transactions will not be deemed to create debt secured by a lien and, therefore, will also not be subject to the restriction on liens:

•	any liens on property of ours or a restricted subsidiary in favor of the U.S. or any State of the U.S., or the Republic of Finland, or any other country, or any political subdivision of, or any department, agency or instrumentality of, these countries or states, to secure partial, progress, advance or other payments under provisions of any contract or statute including, but not limited to, liens to secure debt of pollution control or industrial revenue bond type, or to secure any indebtedness incurred for the purpose of financing all or any part of the purchase price or cost of construction of the property subject to these liens.

Limitation on Sale and Lease-Back Transactions

Neither we nor any of our restricted subsidiaries will enter into any sale and lease-back transaction involving a principal property without complying with this covenant.

A sale and lease-back transaction is an arrangement between us or a restricted subsidiary and any person in which we or the restricted subsidiary leases back for a term of more than three years a principal property that we or the restricted subsidiary has sold or transferred to that person.

We and our restricted subsidiaries may enter into sale and lease-back transactions provided that the total amount of attributable debt attributable to all sale and lease-back transactions plus other debt of ours or any of our restricted subsidiaries that is secured by liens (but excluding debt secured by liens on property that we or a restricted subsidiary would be entitled to incur, assume or guarantee without equally and ratably securing the notes as described under “— Limitation on Liens” above) does not exceed 10% of total consolidated assets.

This restriction does not apply to any sale and lease-back transaction if:

•	we or the restricted subsidiary seeking to enter into the sale and lease-back could incur, assume or guarantee debt secured by a lien on the principal property to be leased without equally and ratably securing the debt securities offered by this prospectus as a result of one or more of the exceptions to the limitation on liens as described under “— Limitation on Liens” above; or

•	within twelve months before or after the sale or transfer, regardless of whether the sale or transfer may have been made by us or a restricted subsidiary, we apply, an amount equal to the net proceeds of the sale or transfer (in the case of a sale or transfer for cash), or an amount equal to the fair value of the principal property so leased at the time of entering into the sale or transfer as determined by our board of directors (in the case of a sale or transfer otherwise than for cash), to:

•	the retirement of indebtedness for money borrowed, incurred or assumed by us or any restricted subsidiary which matures at, or is extendible or renewable at the option of the obligor to, a date more than twelve months after the date of incurring, assuming or guaranteeing such debt, or

•	investment in any principal property or principal properties.

This restriction on sale and lease-back transactions also does not apply to any transaction between us and a restricted subsidiary, or between restricted subsidiaries.

“Attributable debt” means the present value (discounted at a rate equal to the weighted average of the rate of interest on all securities then issued and outstanding under the indenture, compounded semi-annually) of our or a restricted subsidiary’s obligation for rental payments for the remaining term of any lease in respect of a sale and lease-back transaction, including in each case any period for which any such lease has been extended. Such rental payments will not include amounts payable by or on behalf of the lessee for maintenance and repairs, insurance, taxes, assessments, water rates and similar charges.

Events of Default and Related Matters

A holder of the notes will have enforcement rights if any event of default occurs and is not cured, as described later in this subsection.

What is an event of default? With respect to each series of the notes, an event of default means each of the following events:

•	Interest — default for thirty days in the payment of any installment of interest on the notes of such series;

•	Principal — default in the payment of all or any part of the principal of or any premium on the notes of such series when such principal becomes due and payable either at maturity, upon redemption, by acceleration or otherwise;

•	Covenant — breach of or default by us in the performance of a covenant in the indenture which has not been remedied for ninety days after we receive written notice of the default from the trustee or we and the trustee receive written notice of the default from the holders of at least 25% of the principal amount of all series of notes affected thereby;

•	Cross-default or cross-acceleration — (i) non-payment when due (taking into account grace periods and extensions) of all or any part of the principal of any indebtedness of Nokia Corporation or any of our restricted subsidiaries or the declaration of any indebtedness of Nokia Corporation or any of our restricted subsidiaries due and payable (or if such indebtedness otherwise becomes due and payable)

prior to its specified maturity by reason of the occurrence of an event of default (howsoever described); and (ii) the aggregate of all indebtedness referred to in clause (i) exceeds €75 000 000 or its equivalent in other currencies; or

•	Bankruptcy — certain events of bankruptcy, insolvency or reorganization affecting us.

An event of default with respect to any series of notes would not necessarily constitute an event of default with respect to any other series of notes.

Remedies if an event of default occurs. If an event of default, other than a “Bankruptcy” default, has occurred (but only if the default has occurred for less than all series of notes then issued under the indenture and outstanding) and has not been cured, the trustee or the holders of at least 25% of the principal amount of the notes of the affected series (each affected series voting as a separate class) may declare the principal amount of such series of notes, together with any accrued interest, to be due and payable immediately. If a “Bankruptcy” default has occurred, the principal of all notes then issued under the indenture and outstanding, together with any accrued interest, will be due and payable immediately. If any other event of default has occurred with respect to all series of the notes then issued under the indenture and outstanding and has not been cured, the trustee or the holders of at least 25% of the principal amount of all the notes then issued under the indenture and outstanding (treated as one class) may declare the principal of all notes then issued under the indenture and outstanding, together with any accrued interest, to be due and payable immediately. In each such case, this is called a declaration of acceleration of maturity. A declaration of acceleration of maturity may be canceled by the holders of at least a majority in principal amount of the notes of the affected series or by at least a majority in principal amount of all the notes then issued under the indenture and outstanding (voting as one class), as the case may be, if certain conditions are met.

Before a declaration of acceleration of maturity, past defaults that do not affect all series of notes then issued under the indenture and outstanding may be waived by the holders of a majority in principal amount of the notes of each affected series (each such series voting as a separate class). Past defaults that affect all series of notes then issued under the indenture and outstanding (including any “Bankruptcy” defaults) may be waived by the holders of a majority in principal amount of all the notes then issued under the indenture and outstanding (treated as one class). Default in the payment of principal of or interest on any series of the notes or default or breach of a covenant or provision of the indenture that cannot be modified or amended without the consent of the holder of each note affected may only be waived, modified or amended with the consent of such holder.

Except in cases of default, where the trustee has some special duties, the trustee is not required to take any action under the indenture at the request of any holders unless the holders offer the trustee reasonable protection against costs, expenses and liability. This protection is called an indemnity. If reasonable indemnity is provided, the holders of a majority in principal amount of the outstanding notes of the relevant series may, subject to certain limitations and conditions, direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. These majority holders may also, subject to certain limitations and conditions, direct the trustee in performing any other action under the indenture.

Before you bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the notes, the following must occur:

•	you must give the trustee written notice that an event of default has occurred and remains uncured;

•	the holders of 25% in principal amount of all outstanding notes of the relevant series must make a written request that the trustee take action because of the default, and must offer reasonable indemnity to the trustee against the cost and other liabilities of taking that action; and

•	the trustee must have not taken action for 60 days after receipt of the above notice and offer of indemnity and the trustee must not have received an inconsistent direction from the holders of a majority in principal amount of all outstanding notes of the relevant series during that period.

These limitations do not apply to a suit instituted by you for the enforcement of payment of the principal of or interest on the notes on or after the respective due dates.

We will file annually with the trustee on or before March 31 in each year a written statement of certain of our officers certifying that, to their knowledge, we have not defaulted on our covenants under the indenture or else specifying any default that exists.

Modification of the Indenture and Waiver

There are three types of changes we can make to the indenture and any series of the notes.

Changes not requiring approval. The first type of change does not require any vote by holders of the notes. Your consent is not required to do any of the following:

•	to transfer or pledge any property or assets to the trustee as security for any series of the notes;

•	to evidence the succession of any successor corporation to us as described under “— Mergers and Similar Events” above;

•	to evidence the succession of any successor trustee under the indenture or to add to or change any provisions of the indenture as necessary to provide for the appointment of an additional trustee or trustees;

•	to add to our covenants or to add additional events of default for the benefit of the holders of any series of the notes;

•	to cure any ambiguity or to correct or supplement any provision of the indenture that may be defective or inconsistent with any other provision of the indenture;

•	to provide for the issuance of additional notes as described in “— Further Issuances” above; or

•	to make any other provisions with respect to matters or questions arising under the indenture as our board of directors may deem necessary or desirable and that shall not adversely affect the interests of holders of any series of the notes in any material respect.

Changes requiring the approval of a majority of holders. The second type of change to the indenture and the notes requires a vote in favor by holders of notes owning at least a majority of the principal amount of the notes then outstanding and affected by such change (each affected series voting as a separate class). In this manner, any provision of such affected series of notes or the indenture relating to such affected series of notes may be changed or eliminated unless the provision relates to a matter that requires the consent of each affected holder as discussed below.

Changes requiring your approval. Third, there are changes that cannot be made to the notes without the specific approval of each affected holder. Your consent is required before we can do any of the following:

•	extend the final maturity of the notes;

•	reduce the principal amount of the notes;

•	reduce the rate or extend the time of payment of any interest on the notes;

•	reduce any amount payable on redemption of the notes;

•	impair your right to sue for payment;

•	impair any right of repayment at the option of the holder;

•	reduce the percentage of holders of the notes whose consent is needed to modify or amend the indenture; or

•	change in any manner adverse to the holders of the notes our obligations relating to the payment of principal, interest and any premium.

Satisfaction, Defeasance and Discharge

We may terminate our repayment and other obligations with respect to any series of the notes when:

•	we have paid or caused to be paid the principal of and interest, if any, then due and payable on such series of outstanding notes;

•	we have delivered to the paying agent for cancellation all of such series of outstanding notes; or

•	all of such series of the outstanding notes that have not been delivered to the paying agent for cancellation have become or will become due and payable within one year and we have made arrangements satisfactory to the trustee for the giving of notice of redemption by the trustee in our name, and we have deposited with the trustee or paying agent sufficient funds to pay and discharge the entire indebtedness on the notes to pay principal and interest.

We may elect to have our obligations under the notes discharged or elect to have our obligations with respect to the covenants under the indenture released, except for various obligations described below, if we, in addition to other actions, put in place the following arrangements for you:

•	we must deposit in trust for your benefit and the benefit of all other direct holders of all of such series of notes a combination of money and government obligations that will generate enough cash to make interest, principal and any other payments on the notes on their various due dates; and

•	we must deliver to the trustee either (i) a legal opinion of recognized counsel with respect to U.S. federal income tax matters to the effect that the holders of all of such series of notes will not recognize gain or loss for U.S. federal income tax purposes as a result of the defeasance and will be subject to the same federal income tax as would be the case if the defeasance did not occur, which opinion, in the case of an election to have our obligations under the notes discharged, shall state that it is based on a change of law after the date of the indenture or (ii) a ruling to that effect received from or published by the United States Revenue Service, which, in the case of an election to have our obligations under the notes discharged, is received or published after the date of the indenture.

However, even if we take these actions, a number of our obligations relating to the notes will remain. These include the following obligations:

•	to register the transfer and exchange of notes and our right of optional redemption, if any;

•	to replace mutilated, defaced, destroyed, lost or stolen notes;

•	immunities and indemnities of the trustee; and

•	to hold money for payment in trust.

“Government obligations” means securities that are:

•	direct obligations of the U.S. or any foreign government of a sovereign state, the payment of which is pledged by the full faith and credit of the U.S. or such foreign government; or

•	obligations of an entity controlled or supervised by and acting as an agency or instrumentality of the U.S. or any foreign government of a sovereign state the payment of which is unconditionally guaranteed as a full faith and credit obligation of the U.S. or such foreign government;

and are not callable or redeemable at the option of the issuer of such securities. Government obligations also include:

•	a depositary receipt issued by a bank or trust company as custodian for these government obligations, or specific payment of interest on or principal of these government obligations, held by such custodian for the account of the holder of a depositary receipt; provided that (except as required by law) such custodian is not authorized to make any deductions from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of these government obligations, or the specific payment of interest on or principal of these government obligations, evidenced by such depositary receipt.

Paying Agent

Citibank, N.A. is the paying agent for the notes. The paying agent’s current address is (a) for transfer purposes and for purposes of presentment and surrender of the notes for the final distributions thereon, Citibank, N.A., 111 Wall Street, 15th Floor, New York, NY 10005, Attn: 15th Floor Window, and (b) for all other purposes, Citibank, N.A., 388 Greenwich Street, 14th Floor, NY, NY 10013, Attn: Global Transaction Services — Nokia Corp. We may at any time designate additional paying agents or rescind the designation of paying agents or approve a change in the office through which any paying agent acts. We may also choose to act as our own paying agent, but must also maintain a paying agency in the Borough of Manhattan, City of New York. Whenever there are changes in the paying agent for the notes we must notify the trustee.

The paying agent will also initially serve as the security registrar for the notes. See “— Exchange and Transfer.”

Trustee

Law Debenture Trust Company of New York is the trustee under the indenture. The trustee’s current address is 400 Madison Avenue, 4th Floor, New York, NY 10017. As trustee, it has two main roles:

•	first, it can enforce your rights against us if we default on the notes. There are some limitations on the extent to which the trustee may act on your behalf, described under “— Events of Default and Related Matters — Remedies if an event of default occurs” above; and

•	second, the trustee or an agent on its behalf performs administrative duties for us, such as sending you interest payments and notices.

Notices

We and the trustee will send notices only to direct holders, using their addresses registered in the security registrar’s records.

Regardless of who acts as paying agent, all money that we pay to a paying agent that remains unclaimed at the end of two years after the amount is due to direct holders of the notes will be repaid to us. After that two-year period, you may look only to us for payment and not to the trustee, any other paying agent or anyone else.

Governing Law

The notes and the indenture will be governed by and construed in accordance with the laws of the State of New York.

CLEARANCE AND SETTLEMENT

Securities we issue may be held through one or more international and domestic clearing systems. The principal clearing systems we will use are the book-entry systems operated by The Depository Trust Company (“DTC”) in the United States, Clearstream Banking, société anonyme, in Luxembourg (“Clearstream, Luxembourg”) and Euroclear Bank S.A./N.V. in Brussels, Belgium (“Euroclear”). These systems have established electronic securities and payment transfer, processing, depositary and custodial links among themselves and others, either directly or through custodians and depositaries. These links allow securities to be issued, held and transferred among the clearing systems without the physical transfer of certificates.

Special procedures to facilitate clearance and settlement have been established among these clearing systems to trade securities across borders in the secondary market. Where payments for securities we issue in global form will be made in U.S. dollars, these procedures can be used for cross-market transfers and the securities will be cleared and settled on a delivery against payment basis.

Cross-market transfers of securities that are not in global form may be cleared and settled in accordance with other procedures that may be established among the clearing systems for these securities. Investors in securities that are issued outside of the United States, its territories and possessions must initially hold their interests through Euroclear, Clearstream, Luxembourg or the clearance system that is described in the applicable prospectus supplement.

The policies of DTC, Clearstream, Luxembourg and Euroclear will govern payments, transfers, exchange and other matters relating to the investor’s interest in securities held by them. This is also true for any other clearance system that may be named in a prospectus supplement.

We have no responsibility for any aspect of the actions of DTC, Clearstream, Luxembourg or Euroclear or any of their direct or indirect participants. We have no responsibility for any aspect of the records kept by DTC, Clearstream, Luxembourg or Euroclear or any of their direct or indirect participants. We also do not supervise these systems in any way. This is also true for any other clearing system indicated in a prospectus supplement.

DTC, Clearstream, Luxembourg and Euroclear and their participants perform these clearance and settlement functions under agreements they have made with one another or with their customers. You should be aware that they are not obligated to perform these procedures and may modify them or discontinue them at any time.

The description of the clearing systems in this section reflects our understanding of the rules and procedures of DTC, Clearstream, Luxembourg and Euroclear as they are currently in effect. Those systems could change their rules and procedures at any time.

The Clearing Systems

DTC

DTC has advised us as follows:

•	DTC is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934.

•	DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes to accounts of its participants. This eliminates the need for physical movement of certificates.

•	Participants in DTC include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations. DTC is partially owned by some of these participants or their representatives.

•	Indirect access to the DTC system is also available to banks, brokers, dealers and trust companies that have relationships with participants.

•	The rules applicable to DTC and DTC participants are on file with the SEC.

Clearstream, Luxembourg

Clearstream, Luxembourg has advised us as follows:

•	Clearstream, Luxembourg is a duly licensed bank organized as a société anonyme incorporated under the laws of Luxembourg and is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier).

•	Clearstream, Luxembourg holds securities for its customers and facilitates the clearance and settlement of securities transactions among them. It does so through electronic book-entry changes to the accounts of its customers. This eliminates the need for physical movement of certificates.

•	Clearstream, Luxembourg provides other services to its participants including safekeeping, administration, clearance and settlement of internationally traded securities and lending and borrowing of securities. It interfaces with the domestic markets in over 30 countries through established depositary and custodial relationships.

•	Clearstream, Luxembourg’s customers include worldwide securities brokers and dealers, banks, trust companies and clearing corporations and may include professional financial intermediaries. Its U.S. customers are limited to securities brokers and dealers and banks.

•	Indirect access to the Clearstream, Luxembourg system is also available to others that clear through Clearstream, Luxembourg customers or that have custodial relationships with its customers, such as banks, brokers, dealers and trust companies.

Euroclear

Euroclear has advised us as follows:

•	Euroclear is incorporated under the laws of Belgium as a bank and is subject to regulation by the Belgian Banking and Finance Commission (Commission Bancaire et Financière) and the National Bank of Belgium (Banque Nationale de Belgique).

•	Euroclear holds securities for its customers and facilitates the clearance and settlement of securities transactions among them. It does so through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates.

•	Euroclear provides other services to its customers, including credit custody, lending and borrowing of securities and tri-party collateral management. It interfaces with the domestic markets of several other countries.

•	Euroclear customers include banks, including central banks, securities brokers and dealers, trust companies and clearing corporations and may include certain other professional financial intermediaries.

•	Indirect access to the Euroclear system is also available to others that clear through Euroclear customers or that have relationships with Euroclear customers.

•	All securities in Euroclear are held on a fungible basis. This means that specific certificates are not matched to specific securities clearance accounts.

Other Clearing Systems

We may choose any other clearing system for a particular series of securities. The clearance and settlement procedures for the clearing system we choose will be described in the applicable prospectus supplement.

Primary Distribution

The distribution of the securities will be cleared through one or more of the clearing systems that we have described above or any other clearing system that is specified in the applicable prospectus supplement. Payment for securities will be made on a delivery versus payment or free delivery basis. These payment procedures will be more fully described in the applicable prospectus supplement.

Clearance and settlement procedures may vary from one series of securities to another according to the currency that is chosen for the specific series of securities. Customary clearance and settlement procedures are described below.

We will submit applications to the relevant system or systems for the securities to be accepted for clearance. The clearance numbers that are applicable to each clearance system will be specified in the prospectus supplement.

Clearance and Settlement Procedures - DTC

DTC participants that hold securities through DTC on behalf of investors will follow the settlement practices applicable to United States corporate debt obligations in DTC’s Same-Day Funds Settlement System, or such other procedures as are applicable for other securities.

Securities will be credited to the securities custody accounts of these DTC participants against payment in same-day funds, for payments in U.S. dollars, on the settlement date. For payments in a currency other than U.S. dollars, securities will be credited free of payment on the settlement date.

Clearance and Settlement Procedures - Euroclear and Clearstream, Luxembourg

We understand that investors that hold their securities through Euroclear or Clearstream, Luxembourg accounts will follow the settlement procedures that are applicable to conventional Eurobonds in registered form for debt securities, or such other procedures as are applicable for other securities.

Securities will be credited to the securities custody accounts of Euroclear and Clearstream, Luxembourg participants on the business day following the settlement date, for value on the settlement date. They will be credited either free of payment or against payment for value on the settlement date.

Secondary Market Trading

Trading between DTC Participants

Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC’s rules. Secondary market trading will be settled using procedures applicable to United States corporate debt obligations in DTC’s Same-Day Funds Settlement System for debt securities, or such other procedures as are applicable for other securities.

If payment is made in U.S. dollars, settlement will be in same-day funds. If payment is made in a currency other than U.S. dollars, settlement will be free of payment. If payment is made other than in U.S. dollars, separate payment arrangements outside of the DTC system must be made between the DTC participants involved.

Trading between Euroclear and/or Clearstream, Luxembourg Participants

We understand that secondary market trading between Euroclear and/or Clearstream, Luxembourg participants will occur in the ordinary way following the applicable rules and operating procedures of Euroclear and Clearstream, Luxembourg. Secondary market trading will be settled using procedures applicable to conventional Eurobonds in registered form for debt securities, or such other procedures as are applicable for other securities.

Trading between a DTC Seller and a Euroclear or Clearstream, Luxembourg Purchaser

A purchaser of securities that are held in the account of a DTC participant must send instructions to Euroclear or Clearstream, Luxembourg at least one business day prior to settlement. The instructions will provide for the transfer of the securities from the selling DTC participant’s account to the account of the purchasing Euroclear or Clearstream, Luxembourg participant. Euroclear or Clearstream, Luxembourg, as the case may be, will then instruct the common depositary for Euroclear and Clearstream, Luxembourg to receive the securities either against payment or free of payment.

The interests in the securities will be credited to the respective clearing system. The clearing system will then credit the account of the participant, following its usual procedures. Credit for the securities will appear on the next day, European time. Cash debit will be back-valued to, and the interest on the securities will accrue from, the value date, which would be the preceding day, when settlement occurs in New York. If the trade fails and settlement is not completed on the intended date, the Euroclear or Clearstream, Luxembourg cash debit will be valued as of the actual settlement date instead.

Euroclear participants or Clearstream, Luxembourg participants will need the funds necessary to process same-day funds settlement. The most direct means of doing this is to preposition funds for settlement, either from cash or from existing lines of credit, as for any settlement occurring within Euroclear or Clearstream, Luxembourg. Under this approach, participants may take on credit exposure to Euroclear or Clearstream, Luxembourg until the securities are credited to their accounts one business day later.

As an alternative, if Euroclear or Clearstream, Luxembourg has extended a line of credit to them, participants can choose not to preposition funds and will instead allow that credit line to be drawn upon to finance settlement. Under this procedure, Euroclear participants or Clearstream, Luxembourg participants purchasing securities would incur overdraft charges for one business day (assuming they cleared the overdraft as soon as the securities were credited to their accounts). However, interest on the securities would accrue from the value date. Therefore, in many cases, the investment income on securities that is earned during that one business day period may substantially reduce or offset the amount of the overdraft charges. This result will, however, depend on each participant’s particular cost of funds.

Because the settlement will take place during New York business hours, DTC participants will use their usual procedures to deliver securities to the depositary on behalf of Euroclear participants or Clearstream, Luxembourg participants. The sale proceeds will be available to the DTC seller on the settlement date. For the DTC participants, then, a cross-market transaction will settle no differently than a trade between two DTC participants.

Special Timing Considerations

You should be aware that investors will only be able to make and receive deliveries, payments and other communications involving the securities through Clearstream, Luxembourg and Euroclear on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.

In addition, because of time-zone differences, there may be problems with completing transactions involving Clearstream, Luxembourg and Euroclear on the same business day as in the United States. U.S. investors who wish to transfer their interests in the securities, or to receive or make a payment or delivery of the securities, on a particular day, may find that the transactions will not be performed until the next business day in Luxembourg or Brussels, depending on whether Clearstream, Luxembourg or Euroclear is used.

TAXATION

Certain Material Finnish Tax Considerations

The comments below are of a general nature based on the Issuer’s understanding of current law and practice in Finland. They relate only to the position of persons who are the absolute beneficial owners of the notes and who are not resident in Finland for tax purposes. They may not apply to certain classes of person such as dealers. Prospective investors who are in any doubt as to their personal tax position or who may be subject to tax in any other jurisdiction should consult their professional advisers. It should be noted that the tax laws of Finland may be amended with retrospective application.

Taxation of Notes

Under present Finnish domestic tax law, payments in respect of the notes will be exempt from all taxes, duties, fees and imports of whatever nature, imposed or levied by or within the Republic of Finland or by any municipality or other political subdivision or taxing authority thereof or therein, except when the holder of the notes to which any such payment relates is connected with the Republic of Finland otherwise than solely by such holder’s holding of such notes or the receipt of income therefrom.

Finnish Capital Gains Taxes

Holders of notes who are not resident in Finland for tax purposes and who do not engage in trade or business through a permanent establishment or a fixed place of business in Finland will not be subject to Finnish taxes or duties on gains realised on the sale or redemption of the notes.

Finnish transfer tax

No Finnish transfer tax shall be levied on any transfers of the notes.

Certain Material U.S. Federal Income Tax Considerations

The following discussion is a general summary of certain material U.S. federal income tax consequences of the purchase, ownership and disposition of notes to a U.S. Holder (as defined below) that holds its notes as a capital asset (generally, property held for investment) and that purchases the notes in the initial offering and at the “issue price” (as defined below). This summary is based on the Internal Revenue Code of 1986, as amended, Treasury regulations promulgated thereunder, rulings, judicial decisions and administrative pronouncements, all as of the date hereof, and all of which are subject to change or changes in interpretation, possibly with retroactive effect.

This summary does not address all aspects of U.S. federal income taxation that may apply to holders that are subject to special tax rules, including persons who have ceased to be U.S. citizens or to be taxed as resident aliens, insurance companies, tax-exempt entities, banks and certain financial institutions, persons subject to the alternative minimum tax, securities-broker dealers, regulated investment companies, traders in securities that mark to market, dealers in securities, persons holding their notes as part of a straddle, hedging transaction or conversion transaction, or persons whose functional currency is not the U.S. dollar. These holders may be subject to U.S. federal income tax consequences different from those set forth below.

For purposes of this discussion, the term “U.S. Holder” means a beneficial owner of notes who is (a) a citizen or individual resident of the United States for U.S. federal income tax purposes, (b) a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof (including the District of Columbia), (c) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (d) a trust if a court within the United States can exercise primary supervision over the administration of the trust and one or more U.S. persons are authorized to control all substantial decisions of the trust. If a partnership (including for this purpose any entity treated as a partnership for U.S. federal income tax purposes) holds notes, the tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. A partner in a partnership that holds notes is urged to consult its tax advisor regarding the specific tax consequences of the purchase, ownership and disposition of the notes.

The “issue price” of a note is equal to the first price at which a substantial amount of the notes is sold for money other than to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers.

U.S. Holders should consult their tax advisors regarding the specific Finnish and U.S. federal, state and local tax consequences of purchasing, owning and disposing of notes in light of their particular circumstances as well as any consequences arising under the laws of any other relevant taxing jurisdiction.

Payments of Interest

Payments of interest on a note will be taxable to a U.S. Holder as ordinary interest income at the time such payments are received or are accrued in accordance with the U.S. Holder’s method of accounting for U.S. tax purposes. Interest paid on a note generally will constitute foreign-source income. For purposes of computing allowable foreign tax credits for U.S. tax purposes, interest generally will be treated as “passive category” income, or, in the case of certain U.S. Holders, “general category” income. The rules relating to foreign tax credits and the timing thereof are complex and U.S. Holders should consult their own tax advisors regarding the availability of a foreign tax credit and the application of the foreign tax credit limitations to their particular situation.

Sale or Other Disposition

Upon the sale, exchange, redemption or retirement of a note, a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized on the sale, exchange, redemption or retirement (other than amounts attributable to accrued and unpaid interest, which will be taxable as ordinary interest income in accordance with the U.S. Holder’s method of tax accounting) and the U.S. Holder’s adjusted tax basis in the note (generally its cost). Any such gain or loss generally will be U.S.-source capital gain or loss, and will be treated as long-term capital gain or loss if the note has been held for more than one year at the time of the sale, exchange, redemption or retirement. Capital gains recognized by an individual U.S. Holder generally are subject to U.S. federal income taxation at preferential rates if certain minimum holding periods are met. The deductibility of capital losses for all taxpayers is subject to significant limitations.

U.S. Information Reporting and Backup Withholding

Payments of interest on and proceeds from the sale or other disposition of the notes may be subject to information reporting to the Internal Revenue Service and backup withholding at a current rate of 28%. Backup withholding will not apply to a holder who furnishes a correct taxpayer identification number or certificate of foreign status and makes any other required certification, or who is otherwise exempt from backup withholding. U.S. persons who are required to establish their exempt status generally must provide IRS Form W-9 (Request for Taxpayer Identification Number and Certification). Non-U.S. holders generally will not be subject to U.S. information reporting or backup withholding. However, these holders may be required to provide certification of non-U.S. person status (generally on IRS Form W-8BEN) in connection with payments received in the United States or through certain U.S.-related financial intermediaries.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a holder’s U.S. federal income tax liability. A holder may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the Internal Revenue Service and furnishing any required information.

UNDERWRITING

The company and the underwriters named below have entered into an underwriting agreement and a pricing agreement with respect to the notes. Subject to certain conditions, each underwriter has severally agreed to purchase the principal amount of notes indicated in the following table.

	Principal Amount	Principal Amount
Underwriter	of 2019 notes	of 2039 notes

Banc of America Securities LLC	$266 668 000	$133 335 000
Barclays Capital Inc	266 668 000	133 335 000
Credit Suisse Securities (USA) LLC	133 333 000	66 667 000
J.P. Morgan Securities Inc.	133 333 000	66 667 000
Calyon Securities (USA) Inc.	33 333 000	16 666 000
Nordea Bank Danmark A/S	33 333 000	16 666 000
RBS Securities Inc.	33 333 000	16 666 000
SG Americas Securities, LLC	33 333 000	16 666 000
Standard Chartered Bank	33 333 000	16 666 000
UBS Securities LLC	33 333 000	16 666 000

Total	$1 000 000 000	$500 000 000

Standard Chartered Bank and Nordea Bank Danmark A/S are not U.S. registered broker-dealers and therefore, to the extent that they intend to effect any sales of the notes in the United States, they will do so through one or more U.S. registered broker-dealers as permitted by FINRA regulations.

The underwriters are committed to take and pay for all of the notes being offered, if any are taken.

Notes sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. If all the notes are not sold at the initial offering price, the underwriters may change the offering price and the other selling terms. The offering of the notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

The issuer has agreed in the underwriting agreement that it will not offer, sell, contract to sell or otherwise dispose of any securities that are substantially similar to the notes during the period from the date of this prospectus supplement until the date of the delivery of the notes. The notes are a new issue of securities with no established trading market. The company has been advised by the underwriters that the underwriters intend to make a market in the notes but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes.

In connection with the offering, the underwriters may purchase and sell notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of notes than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

These activities by the underwriters, as well as other purchases by the underwriters for their own accounts, may stabilize, maintain or otherwise affect the market price of the notes. As a result, the price of the notes may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.

Delivery of the notes will be made through the facilities of DTC, Euroclear and Clearstream unless otherwise instructed by the underwriters. The notes will not be listed on any securities exchange.

The underwriters expect that delivery of the notes will be made against payment therefor on the settlement date specified on the cover page of this prospectus supplement which will be the fifth business day following the pricing date of the notes (this settlement cycle being referred to as “T+5”). Under Rule 15c6-1 under the Securities and Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes prior to the third business day before the delivery of the notes will be required, by virtue of the fact that the notes initially will settle on a delayed basis, to agree to a delayed settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisors.

We have agreed to indemnify the several underwriters against certain liabilities, including civil liabilities under the Securities Act, or contribute to payments the underwriters may be required to make in respect thereof. The underwriters have agreed to reimburse us for certain expenses.

The following are the estimated expenses to be incurred in connection with the issuance and distribution of the notes:

Securities and Exchange Commission registration fee	$83 700
Printing expenses	$20 000
Legal fees and expenses	$430 000
Accounting fees and expenses	$45 000
Trustees’ fees and expenses	$5 000
Registrar and paying agent fees and expenses	$4 000

Total	$587 700

Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for the company, for which they received or will receive customary fees and expenses and may do so in the future.

Banc of America Securities LLC may be contacted at One Bryant Park, 9th Floor, New York, New York 10036. Barclays Capital Inc. may be contacted at 745 Seventh Avenue, New York, New York 10019. Credit Suisse Securities (USA) LLC may be contacted at Eleven Madison Avenue, New York, New York 10010. J.P. Morgan Securities Inc. may be contacted at 270 Park Avenue, New York, New York 10017.

Selling Restrictions

The notes are offered for sale only in jurisdictions where it is legal to make such offers. The offer and sale of the notes are subject to the following limitations. Neither the underwriters nor we have taken any action in any jurisdiction that would constitute a public offering of the notes, other than in the United States.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of notes to the public in that Relevant Member State prior to the publication of a prospectus in relation to the notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of notes to the public in that Relevant Member State at any time:

(a)  to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b)  to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43 000 000 and (3) an annual net turnover of more than €50 000 000, as shown in its last annual or consolidated accounts;

(c)  to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

(d)  in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

United Kingdom

Each underwriter has represented and agreed that:

(a)  it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(b)  it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

Hong Kong

The notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Japan

The securities have not been and will not be registered under the Securities and Exchange Law of Japan (the Securities and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the notes under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

VALIDITY OF NOTES

The validity of the notes will be passed upon for us by Shearman & Sterling (London) LLP, London, United Kingdom, as to certain matters of New York law, and for the underwriters by Davis Polk & Wardwell, as to certain matters of New York law. The validity of the notes will be passed upon for us by Roschier, Attorneys Ltd. as to certain matters of Finnish law.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Annual Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to the Annual Report on Form 20-F for the year ended December 31, 2008 have been so incorporated in reliance on the report (which contains an explanatory paragraph on the effectiveness of internal control over financial reporting due to the exclusion of certain elements of the internal control over financial reporting of Symbian Limited which the registrant acquired during the year ended December 31, 2008) of PricewaterhouseCoopers Oy, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PROSPECTUS
NOKIA CORPORATION
DEBT SECURITIES
     We may from time to time offer to sell our debt securities covered by this prospectus to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. We will provide specific terms of the debt securities to be offered in supplements to this prospectus or possibly other offering material. The prospectus supplements may also add to, update or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest in our debt securities.
     Our ordinary shares are listed on the Helsinki Stock Exchange under the symbol “NOK1V.” American Depository Shares, each representing one of our shares, are traded on the New York Stock Exchange under the symbol “NOK.”

     Investing in our debt securities involves risks that are described in the “Risk Factors” section of our annual reports filed with the Securities and Exchange Commission or in the applicable prospectus supplement.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these debt securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

THE DATE OF THIS PROSPECTUS IS MARCH 25, 2008.

     This document is for distribution only to persons who (i) have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (“Financial Promotion”) Order 2005 (as amended, the “Financial Promotion Order”), (ii) are persons falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations, etc”) of the Financial Promotion Order, (iii) are outside the United Kingdom, or (iv) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”). This document is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this document relates is available only to relevant persons and will be engaged in only with relevant persons.
     In any member state of the European Economic Area (the “EEA”) that has implemented Directive 2003/71/EC (together with any applicable implementing measures in any member state, the “Prospectus Directive”) this communication is only addressed to and is only directed at qualified investors in that member state within the meaning of the Prospectus Directive.
     This prospectus has been prepared on the basis that all offers of securities made pursuant to it will be made pursuant to an exemption under the Prospectus Directive from the requirement to produce a prospectus for offers of securities. Accordingly, any person making or intending to make any offer within the EEA of securities pursuant to this prospectus should only do so in circumstances in which no obligation arises for us or any of the underwriters to produce a prospectus for such offer.
     In connection with any issue of securities through this prospectus, a stabilizing manager or any person acting for him may over-allot or effect transactions with a view to supporting the market price of such securities and any associated securities at a level higher than that which might otherwise prevail for a limited period after the issue date. However, there may be no obligation on the stabilizing manager or any agent of his to do this. Such stabilizing, if commenced, may be discontinued at any time, and must be brought to an end after a limited period.

ABOUT THIS PROSPECTUS
     The information contained in this prospectus is not complete and may be changed. You should rely only on the information provided in or incorporated by reference in this prospectus, any prospectus supplement or documents to which we otherwise refer you. We have not authorized anyone else to provide you with different information. We are not making an offer of any debt securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus, any prospectus supplement or any document incorporated by reference is accurate as of any date other than the date of the document in which it is contained or such other date referred to in such document, regardless of the time of any sale or issuance of a debt security.
     This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Each time we sell or issue debt securities, we will provide a prospectus supplement and, if applicable, a pricing supplement that will contain specific information about the terms of that specific offering of debt securities and the specific manner in which they may be offered. The prospectus supplement and any applicable pricing supplement may also add to, update or change any of the information contained in this prospectus. The prospectus supplement and any applicable pricing supplement may also contain information about any material US federal income tax considerations relating to the debt securities described in the prospectus supplement. You should read both this prospectus, the applicable prospectus supplement and any applicable pricing supplement, together with the additional information described under “Where You Can Find More Information,” before making an investment decision. This prospectus may not be used to sell our debt securities unless it is accompanied by a prospectus supplement.
     In this prospectus and any prospectus supplement, any reference to “we,” “us,” “the Group” or “Nokia” means Nokia Corporation and its subsidiaries on a consolidated basis, except where we make clear that the term means Nokia Corporation or a particular subsidiary or business group only.
     This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed or will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information.”
     The registration statement that contains this prospectus, including the exhibits to the registration statement, contains additional information about us and the debt securities offered under this prospectus. That registration statement can be read at the SEC’s web site (www.sec.gov) or at the SEC’s offices mentioned under the heading “Where You Can Find More Information.”
     In this prospectus and any prospectus supplement, references to “EUR,” “euro” or “A” are to the common currency of the European Economic and Monetary Union and references to “dollars,” “USD” or “$” are to the currency of the United States.
LIMITATION ON ENFORCEMENT OF US LAWS AGAINST US, OUR MANAGEMENT
AND OTHERS
     We are a Finnish corporation. Most of our directors and a majority of our executive officers (and certain experts named in this prospectus or in documents incorporated herein by reference) are resident outside the United States, and a substantial portion of our assets and the assets of such persons are located outside the United States. As a result, it may be difficult for you to effect service of process within the United States upon these persons or to enforce against them or us in US courts judgments obtained in US courts predicated upon the civil liability provisions of the federal securities laws of the United States. In addition, it may be difficult for investors to enforce, in original actions brought in courts in jurisdictions located outside the United States or in actions for enforcement of judgments of US courts, liabilities predicated solely upon the federal securities laws of the United States.
WHERE YOU CAN FIND MORE INFORMATION
     We file annual reports with, and furnish periodic reports, proxy materials and other information to, the SEC. Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file or furnish at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.

INCORPORATION BY REFERENCE
     The SEC allows us to incorporate by reference the information we file with it into this prospectus, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede the previously filed information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, other than any portions of the respective filings that were furnished, under applicable SEC rules, rather than filed, until we complete our offerings of the debt securities:
•	our annual report on Form 20-F for the year ended December 31, 2007;

•	any future reports on Form 6-K that indicate they are incorporated into this registration statement; and

•	any future annual reports on Form 20-F that we may file with the SEC under the Exchange Act, until we terminate our offerings of the debt securities.
     Our annual report on Form 20-F and our reports filed or furnished on Form 6-K are available free of charge on our Internet website, located at http://www.nokia.com. We have included our website address as an inactive textual reference only. The contents of the website are not incorporated by reference into this prospectus. You may request a copy of these filings at no cost by contacting us at the following address or telephone number:
Nokia
Investor Relations US Main Office
102 Corporate Park Drive
White Plains, NY 10604
USA
+1 914 368 0555

FORWARD-LOOKING STATEMENTS
     We may from time to time make written or oral “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the “Securities Act”, and Section 21E of the Exchange Act, including statements contained in filings with the SEC, in reports to shareholders and in press releases and investor Webcasts. Certain statements herein which are not historical facts, including, without limitation, those regarding the timing of product, services and solution deliveries; our ability to develop, implement and commercialize new products, services, solutions and technologies; expectations regarding market growth, developments and structural changes; expectations regarding our mobile device volume growth, market share, prices and margins; expectations and targets for our results of operations; the outcome of pending and threatened litigation; expectations regarding the successful completion of contemplated acquisitions on a timely basis and our ability to achieve the set targets upon the completion of such acquisitions; and statements preceded by “believe,” “expect,” “anticipate,” “foresee,” “target,” “estimate,” “designed,” “plans,” “will” or similar expressions are forward-looking statements.
     These statements are based on management’s best assumptions and beliefs in light of the information currently available to it. Because they involve risks and uncertainties, actual results may differ materially from the results that we currently expect. Factors that could cause these differences include, but are not limited to:
1.	competitiveness of our product, service and solutions portfolio;

2.	the extent of the growth of the mobile communications industry and general economic conditions globally;

3.	the growth and profitability of the new market segments that we target and our ability to successfully develop or acquire and market products, services and solutions in those segments;

4.	our ability to successfully manage costs;

5.	the intensity of competition in the mobile communications industry and our ability to maintain or improve our market position or respond successfully to changes in the competitive landscape;

6.	the impact of changes in technology and our ability to develop or otherwise acquire complex technologies as required by the market, with full rights needed to use;

7.	timely and successful commercialization of complex technologies as new advanced products, services and solutions;

8.	our ability to protect the complex technologies, which we or others develop or that we license, from claims that we have infringed third parties’ intellectual property rights, as well as our unrestricted use on commercially acceptable terms of certain technologies in our products, services and solution offerings;

9.	our ability to protect numerous Nokia and Nokia Siemens Networks patented, standardized or proprietary technologies from third-party infringement or actions to invalidate the intellectual property rights of these technologies;

10.	Nokia Siemens Networks’ ability to achieve the expected benefits and synergies from its formation to the extent and within the time period anticipated and to successfully integrate its operations, personnel and supporting activities;

11.	whether, as a result of investigations into alleged violations of law by some current or former employees of Siemens AG (“Siemens”), government authorities or others take further actions against Siemens and/or its employees that may involve and affect the carrier-related assets and employees transferred by Siemens to Nokia Siemens Networks, or there may be undetected additional violations that may have occurred prior to the transfer, or ongoing violations that may have occurred after the transfer, of such assets and employees that could result in additional actions by government authorities;

12.	any impairment of Nokia Siemens Networks customer relationships resulting from the ongoing government investigations involving the Siemens carrier-related operations transferred to Nokia Siemens Networks;

13.	occurrence of any actual or even alleged defects or other quality issues in our products, services and solutions;

14.	our ability to manage efficiently our manufacturing and logistics, as well as to ensure the quality, safety, security and timely delivery of our products, services and solutions;

15.	inventory management risks resulting from shifts in market demand;

16.	our ability to source sufficient amounts of fully functional components and sub-assemblies without interruption and at acceptable prices;

17.	any disruption to information technology systems and networks that our operations rely on;

18.	developments under large, multi-year contracts or in relation to major customers;

19.	economic or political turmoil in emerging market countries where we do business;

20.	our success in collaboration arrangements relating to development of technologies or new products, services and solutions;

21.	the success, financial condition and performance of our collaboration partners, suppliers and customers;

22.	exchange rate fluctuations, including, in particular, fluctuations between the euro, which is our reporting currency, and the US dollar, the Chinese yuan, the UK pound sterling and the Japanese yen, as well as certain other currencies;

23.	the management of our customer financing exposure;

24.	allegations of possible health risks from electromagnetic fields generated by base stations and mobile devices and lawsuits related to them, regardless of merit;

25.	unfavorable outcome of litigations;

26.	our ability to recruit, retain and develop appropriately skilled employees;

27.	the impact of changes in government policies, laws or regulations; and

28.	our ability to effectively and smoothly implement our new organizational structure;
as well as the risk factors specified in our annual report on Form 20-F for the year ended December 31, 2007 which is incorporated by reference in this prospectus.
     Other unknown or unpredictable factors or underlying assumptions subsequently proving to be incorrect could cause actual results to differ materially from those in the forward-looking statements. We do not undertake any obligation to update publicly or revise forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent legally required.

RISK FACTORS
     Investing in our securities involves risks. You should carefully consider the risks, uncertainties and assumptions discussed under the caption “Risk Factors” included in our annual report on Form 20-F for the year ended December 31, 2007 which is incorporated by reference in this prospectus, and which may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future. You should also carefully consider any additional risks discussed or incorporated by reference in this prospectus and any applicable prospectus supplement, together with all the information contained or incorporated by reference in this prospectus or any such prospectus supplement.
USE OF PROCEEDS
     Unless indicated otherwise in a prospectus supplement, we expect to use the net proceeds from the sale of our debt securities for general corporate purposes, including working capital requirements, repayment of borrowings, capital expenditures, acquisitions and stock repurchases.
RATIO OF EARNINGS TO FIXED CHARGES
     The following table shows our ratio of earnings to fixed charges for each of the five most recent fiscal years.

	Year ended December 31,
	2003	2004	2005	2006	2007
Ratio of earnings to fixed charges	45.1	47.7	48.2	49.9	55.3
DESCRIPTION OF THE DEBT SECURITIES
     The terms of any series of debt securities that we offer will be described in the prospectus supplement to be attached to the front of this prospectus.

PLAN OF DISTRIBUTION
     We may sell the securities (i) through underwriters, (ii) through dealers, (iii) through agents or (iv) directly to purchasers. The prospectus supplement with respect to the securities being offered thereby will set forth the terms of the offering of such securities, including the names of any underwriters, dealers or agents involved in the sale of such securities, the principal amounts or number of securities, as the case may be, to be purchased by any such underwriters and any applicable commissions or discounts. The net proceeds to us will also be set forth in the prospectus supplement.
     If underwriters are used in the sale, the securities being sold will be acquired by the underwriters for their own account and distribution of the securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Unless otherwise set forth in the prospectus supplement with respect to the securities being offered thereby, the obligations of the underwriters to purchase such securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all such securities if any of such securities are purchased. The initial public offering price of any securities and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.
     If dealers are used in the sale, unless otherwise indicated in the prospectus supplement with respect to the securities being offered thereby, we will sell such securities to the dealers as principals. The dealers may then resell such securities to the public at varying prices to be determined by such dealers at the time of resale.
     Securities may also be sold through agents designated by us from time to time or directly by us. Any agent involved in the offering and sale of the securities in respect of which this prospectus is being delivered will be named, and any commissions payable by us to such agent will be set forth, in the prospectus supplement with respect to such securities. Unless otherwise indicated in such prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.
     Underwriters, dealers and agents who participate in the distribution of the securities may be entitled under agreements entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the underwriters, dealers or agents may be required to make in respect thereof. Underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for, Nokia in the ordinary course of business.
Selling Restrictions
     In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of securities to the public in that Relevant Member State prior to the publication of a prospectus in relation to the securities which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of securities to the public in that Relevant Member State at any time:
(a)	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b)	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c)	to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer;

(d)	if the denomination per security being offered amounts to at least €50,000; or

(e)	in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.
     For the purposes of this provision, the expression an “offer of securities to the public” in relation to any securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe the securities, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.
     Each underwriter has represented and agreed that:
(a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the securities in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(b)	has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the securities in, from or otherwise involving the United Kingdom.
     The securities may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the securities may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.
     The securities have not been and will not be registered under the Securities and Exchange Law of Japan (the Securities and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

     This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the securities may not be circulated or distributed, nor may the securities be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.
     Where the securities are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the securities under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

LEGAL MATTERS
     In connection with particular offerings of the debt securities in the future, and if stated in the applicable prospectus supplement, the validity of those securities may be passed upon for Nokia by Shearman & Sterling (London) LLP, London, England.
EXPERTS
     The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 20-F for the year ended December 31, 2007 have been so incorporated in reliance on the report of PricewaterhouseCoopers Oy, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

THE ISSUER

Nokia Corporation Keilalahdentie 4, P.O. Box 226 FI-00045 NOKIA GROUP Espoo, Finland

TRUSTEE

Law Debenture Trust Company of New York 400 Madison Avenue, 4th Floor New York, NY 10017 United States

REGISTRAR AND PAYING AGENT

For purposes of note transfer, exchange and final payment Citibank, N.A. 111 Wall Street, 15th Floor Window New York, NY 10005 United States	For all purposes other than note transfer, exchange and final payment Citibank, N.A. 388 Greenwich Street, 14th Floor New York, NY 10013 United States

LEGAL ADVISORS TO THE COMPANY

As to US law Shearman & Sterling LLP 9 Appold Street London EC2A 2AP United Kingdom	As to Finnish law Roschier, Attorneys Ltd. Keskuskatu 7 A FI-00100 Helsinki Finland

LEGAL ADVISORS TO THE UNDERWRITERS

As to US law Davis Polk & Wardwell 99 Gresham Street London EC2V 7NG United Kingdom

$1 500 000 000

Nokia Corporation

$1 000 000 000 5.375% Notes Due 2019
$500 000 000 6.625% Notes Due 2039

PROSPECTUS SUPPLEMENT
April 30, 2009

Banc of America Securities LLC

Barclays Capital

Credit Suisse

J.P. Morgan

CALYON
Nordea Markets
RBS
Société Générale
Standard Chartered Bank
UBS Investment Bank